Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES FOURTH QUARTER AND 2003 YEAR-END

FINANCIAL RESULTS

March 4, 2004	Trading Symbol:	TSXVE: JSD OTC: JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the fourth quarter and year ended December 31, 2003.

Net sales for the fourth quarter of fiscal 2003 increased 29% to $4,100,233 compared to net sales of $3,180,539 for the fourth quarter of fiscal 2002. Net loss was $198,143 or $0.01 per diluted share, versus a net loss of $345,832, or $0.02 per diluted share, for the same period last year.

For the year ended December 31, 2003, net sales increased 8.3% to $20,100,864 versus net sales of $18,566,564 for the 2002 fiscal year. Net earnings were $323,515, or $0.02 per diluted share, compared with a net loss of $1,184,228, or $0.06 per diluted share, for the 2002 fiscal year.

Gross margin for fiscal 2003 increased 320 basis points to 35.5% compared to 32.2% for fiscal 2002. Operating expenses as a percentage of sales improved to 33.7% for the year ended December 31, 2003 compared to 38.0% in the prior year.

Peter van Stolk, President and C.E.O commented, “Our solid fourth quarter performance represents a great way to end a watershed year for Jones Soda. Throughout fiscal 2003 we worked hard to expand margins, improve operations and enhance our platform for long-term growth and profitability. It is truly gratifying to see the positive results of our efforts which culminated in our first profitable year as a public Company. I would like to thank the entire team at Jones for their ongoing hard work and dedication.”

“Fiscal 2003 was meaningful for us strategically, operationally, and culturally,” Mr. van Stolk further commented. “We continued to broaden our presence and further heighten our brand profile as we announced distribution agreements with retail powerhouses such as Barnes and Noble, Panera Bread and Cost Plus World markets. On the product front we continued to innovate, launching a 16 oz energy drink can, introducing new sugar free flavors and debuting our Turkey & Gravy soda which has received incredible publicity. From a marketing perspective, we implemented unique and highly successful marketing initiatives with Mattel, Monster Garage and Wet Seal and further augmented our roster of athletes with the addition of skateboard legend Bucky Lasek. Perhaps most importantly, we appointed new board members during the year, Jack Gallagher and Scott Bedbury. I am also pleased to announce that earlier this week Al Rossow, the former CFO at Samuel Adams, also joined our board. These three world class executives bring tremendous industry experience and insight and their input will be invaluable to us as we take this company to the next level. Our ability to attract this caliber of professionals underscores the ongoing strength of the Jones brand and is a testament to our position in the marketplace.”

Mr. van Stolk concluded, “While we have achieved much this past year, we are focused on the future. The stage is set for profitable growth and we are committed to fully capitalizing on the many opportunities that lie ahead.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities and future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for Jones Soda, Jones Naturals, Jones Energy and Whoopass, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited—$US)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue	$4,100,233	$3,180,539	$20,100,864	$18,566,564
Cost of Goods Sold	2,753,789	2,148,389	12,957,165	12,169,544
Write-down of Inventory				403,384

	2,753,789	2,148,389	12,957,165	12,572,928

Gross Profit	$1,346,444	$1,032,150	$7,143,699	$5,993,636

Gross Margin	32.8%	32.5%	35.5%	32.3%

Operating Expenses:

Promotion and Selling	927,771	788,284	4,603,219	4,626,086
General & Admin.	523,829	538,288	1,886,510	2,326,819
Dep’n & Amortization	56,139	79,630	173,605	216,135
Non-cash stock based compensation	4,957	(118,500)	113,580	(118,500)

	1,512,696	1,287,701	6,776,914	7,050,540

Income (Loss) from Operations	(166,252)	(255,551)	366,785	(1,056,904)

Other expense	(31,891)	(90,281)	(43,270)	(127,324)

Earnings (loss)	$(198,143)	$(345,832)	$323,515	$(1,184,228)

Earnings (loss) per share:
Basic	$(0.01)	$(0.02)	$0.02	$(0.06)
Diluted	$(0.01)	$(0.02)	$0.02	$(0.06)

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

(Unaudited—$US)

	Dec. 31, 2003	Dec. 31, 2002
ASSETS

Current Assets	$4,099,909	$3,274,428

Note Receivable	—	153,278

Deposits	—	29,464

Fixed Assets	490,273	539,758

Intangible Assets	75,856	106,434

	$4,666,038	$4,103,362

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$2,151,217	$1,986,836

Capital Lease Obligations	19,712	13,777

Deferred Revenue	100,000	301,979

Stockholders’ Equity	2,395,109	1,800,770

	$4,666,038	$4,103,362

For further information, contact:

Jennifer Cue, Jones Soda Co.

(206) 624-3357 or jencue@jonessoda.com

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